Exhibit 10.32

STARBUCKS CORPORATION

RESTRICTED STOCK UNIT GRANT AGREEMENT

UNDER THE KEY EMPLOYEE SUB-PLAN TO THE

2005 LONG-TERM EQUITY INCENTIVE PLAN

(PERFORMANCE-BASED)

FOR VALUABLE CONSIDERATION, STARBUCKS CORPORATION (the “Company”), does hereby grant to the individual named below (the “Participant”) an award (the “Award”) for the number of restricted stock units (the “Restricted Stock Units”) as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units granted under this Restricted Stock Unit Agreement (this “Agreement”) are intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. The Restricted Stock Units granted under this agreement shall, subject to the attainment of certain performance goals set forth below (the “Performance Goals”), relating to the Performance Criteria specified in the 2005 Long-Term Equity Incentive Plan, vest and become payable in shares of Common Stock (the “Shares”), subject to earlier expiration or termination of the Restricted Stock Units as provided in this Agreement. The Restricted Stock Units shall be subject to the terms and conditions of this Agreement and the terms and conditions of the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Partner Name:	Partner:

Date of Grant	Target # of Restricted Stock Units	Performance Period
____

The actual number of

Shares that may become

issuable pursuant to the

Award shall be determined

in accordance with Section

1 below. For purposes of

the percentage

calculations set forth in

the Performance Goal

Requirements section, the

target number of RSUs

granted is

(“Target Number RSUs”).

____

1. Vesting Schedule. The number of Restricted Stock Units granted under the Award that actually vest and that will be settled shall be determined pursuant to a two-step process: (i) first the maximum number of Restricted Stock Units that are eligible to vest shall be calculated as provided under Section 1.1 hereof on the basis of the level at which the Performance Goal specified on attached Schedule I is actually attained and (ii) then the maximum number of Restricted Stock Units calculated under clause (i) that will actually vest shall be determined on the basis of the Participant’s completion of the requirements set forth in Section 1.2 hereof.

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1.1 Performance Goal Requirements. The attached Schedule I specifies the Performance Goals required to be attained during the Performance Period in order for the Restricted Stock Units to become eligible to vest. Within one hundred and twenty (120) days after the completion of the Performance Period, the Committee shall determine and certify the actual level of attainment of the Performance Goal. On the basis of that certified level of attainment, the Target Number RSUs will be multiplied by the applicable percentage determined in accordance with the percentile matrix set forth in Schedule I (the “Performance RSUs”). The number of Performance RSUs resulting from such calculation shall constitute the maximum number of Restricted Stock Units in which the Participant may vest under this Award. The Committee will determine in its sole discretion and certify in accordance with the requirements of Section 162(m) of the Code the extent, if any, to which the Performance Goal has been satisfied, and it will retain sole discretion to reduce the number of Performance RSUs that would otherwise be eligible to vest as a result of the performance as measured against the Performance Goal. The Committee may not increase the number of Performance RSUs that may be eligible to vest as a result of the Company’s performance as measured against the Performance Goal. The Committee, for purposes of this Award, shall consist solely of Independent Directors.

1.2 Active Status Vesting. Subject to the terms and conditions of this Award, a number of Performance RSUs will vest as detailed in the attached Schedule II of this agreement, subject to the Participant’s continued Active Status through the applicable vesting date.

2. Form and Timing of Payment of Vested Units. Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares (and not in cash, as the Plan permits), on, or as soon as practicable after, the date the Restricted Stock Units vest in accordance with Section 1.2 hereof (or, if sooner, Section 3.2 hereof), but in any event, within the period ending on the later to occur of the date that is two and one-half months following the end of (i) the Participant’s tax year that includes the date the Restricted Stock Units vest or (ii) the Company’s tax year that includes the date the Restricted Stock Units vest.

3. Termination of Employment; Change of Control.

3.1 Termination of Employment. Except as provided in Section 3.2 below, any unvested Restricted Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the termination of the Participant’s Active Status with the Company for any reason (as further described in Section 6(j) below), including without limitation, voluntary termination by the Participant, termination because of the Participant’s Retirement, Disability or death or termination by the Company because of Misconduct.

3.2 Change of Control. Upon a Change of Control, the vesting of the Performance RSUs shall accelerate and the Performance RSUs shall become fully vested and payable to the extent and under the terms and conditions set forth in the Plan; provided that, for purposes of this Section 3.2, “Resignation (or Resign) for Good Reason” shall have the following meaning:

“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of a Participant after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary

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work location prior to the Change of Control. Notwithstanding the foregoing, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant’s actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.

4. Code Section 409A. This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

5. Withholding Taxes. Regardless of any action the Company and/or the Subsidiary employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items with respect to the Participant’s grant of Restricted Stock Units, vesting of the Restricted Stock Units, or the issuance of Shares (or payment of cash, as applicable) in settlement of vested Restricted Stock Units is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of Shares in settlement of the Restricted Stock Units, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or authorization by the Participant, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Participant’s wages or other cash compensation paid by the Company and/or the Employer; or

(b)	withholding from proceeds of the sale of Shares issued in settlement of the vested Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or

(c)	withholding in Shares to be issued in settlement of the vested Restricted Stock Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Award.

To avoid unfavorable accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares being issued under the Award as described above, the Participant hereby acknowledges that, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

Finally, the Participant hereby acknowledges that the Participant is required to pay to the Company or the Employer any amount of Tax-Related Items that the Employer may be required to withhold or account for as a result of the grant, vesting of the Participant’s Restricted Stock Units, or the issuance of Shares in settlement of vested Restricted Stock Units that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to issue or deliver the Shares in settlement of the vested Restricted Stock Units, or to deliver the proceeds of the sale of Shares issued in settlement of the vested Restricted Stock Units, to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

6. Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges that: (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time; (b) grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of

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the Company; (d) the Participant’s participation in the Plan is voluntary; (e) Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary, and that are outside the scope of the Participant’s employment contract, if any; (f) Restricted Stock Units and the Shares subject to Restricted Stock Units are not intended to replace any pension rights or compensation; (g) Restricted Stock Units and the Shares subject to Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary; (h) the award of Restricted Stock Units and the Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) in consideration of the award of Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of employment with the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and the Participant irrevocably releases the Company and/or the Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (k) in the event of involuntary termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that the Participant’s Active Status is terminated and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Award; and (l) the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability.

7. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company, and any Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Restricted Stock Units or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).

The Participant understands that Personal Data may be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan, that these

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recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the Restricted Stock Units. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusal or withdrawal of consent may affect the Participant’s ability to realize benefits from the Restricted Stock Units. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

9. Governing Law. The Award grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, and agree that such litigation shall be conducted in the courts of King County, or the United States District Court for the Western District of Washington, and no other courts, where this grant is made and/or to be performed.

10. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will take precedence.

11. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13. Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement.

14. No Rights as Shareholder. The Participant will not have dividend, voting or any other rights as a shareholder of the Shares with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in Shares, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.

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15. Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.

16. Appendix. Notwithstanding any provisions in this Agreement, the award of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in this Agreement, the special terms and conditions for such country shall apply to the Participant, to the extent the Company determines that application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings (as provided in Section 13 above) that may be necessary to accomplish the foregoing.

By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this grant is governed by this Agreement and the Plan.

EXECUTED as of the Restricted Stock Unit Date of Grant.

STARBUCKS CORPORATION

By
Its

PARTICIPANT

Signature

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SCHEDULE I

to

Restricted Stock Units Award Agreement

(Performance-Based)

PERFORMANCE GOAL

The Performance Goal shall be based on the Company’s attainment over the Performance Period of the Performance Criteria (defined below). Attainment of the Performance Goal at the levels in the following performance matrix will determine, in accordance with Section 1.1 of the Agreement to which this Schedule I is attached, the number of Performance RSUs in which the Participant is eligible to vest.

The Objective Performance Goal is             .

RSU Award Payout Determined by Objective Performance Goal

—%

—%

—%

—%

—%

—%

—%

—%

—%

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SCHEDULE II

to

Restricted Stock Units Award Agreement

(Performance-Based)

VESTING SCHEDULE

Subject to the terms and conditions of this Award, a number of Restricted Stock Units equal to             % of the Performance RSUs shall vest on the             anniversary of the Date of Grant, and a number of Restricted Stock Units equal to the remaining             % of the Performance RSUs shall vest on the             anniversary of the Date of Grant, subject to the Participant’s continued Active Status through the applicable vesting date.

Vesting Schedule:	% on
% on

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